EXHIBIT 10.31

WAIVER AGREEMENT

WAIVER AGREEMENT (this “Waiver Agreement”), dated as of December 23, 2010, with respect to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 30, 2001, between Plains All American GP LLC, a Delaware limited liability company (the “Company”), and Greg L. Armstrong (the “Employee”).

RECITALS:

A.           Capitalized terms not otherwise defined in this Waiver Agreement are used with the meanings ascribed to such terms in the Agreement or, if not defined in the Agreement, with the meanings ascribed in the Fifth Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).

B.             Section 8(d)(ii) of the Agreement provides that if the Employee shall terminate his employment upon a Change in Control of the Company pursuant to clause (D) of Section 7(d)(i), then the Employee will be paid a lump sum amount.

C.             A transaction was consummated in August 2005 pursuant to which the membership interest in the Company then owned by Sable Investments, L.P. was sold to the other owners of membership interests in the Company.  Vulcan Energy Corporation, through a subsidiary thereof (together, “Vulcan Energy”) purchased a portion of the membership interests being sold (the “Vulcan Purchase”), resulting in the ownership by Vulcan Energy of a Percentage Interest in excess of 50% of the total Membership Interests in the Company.

D.            The Company and the Employee acknowledged, pursuant to a Waiver Agreement, dated as of August 12, 2005, between the Company and Vulcan Energy, that the Vulcan Purchase constituted a Change in Control of the Company and Employee executed a waiver of rights (the “Initial Waiver”) otherwise resulting from such Change in Control, contingent on Vulcan Energy’s continuing compliance under an ancillary Excess Voting Rights Agreement (“EVRA”), dated as of August 12, 2005, between the Company and Vulcan Energy;

E.              The Initial Waiver lapses under certain circumstances, including a subsequent Change in Control or the termination of the EVRA by Vulcan Energy.

F.              A transaction is contemplated pursuant to which Vulcan Energy will sell all or substantially all of its Membership Interest in the Company to new and existing owners (the “Vulcan Sale”) and, in conjunction therewith, terminate the EVRA.

G.             The Company and the Employee wish to clarify and agree with respect to the effect of the Vulcan Sale under the Agreement.

WAIVER

In that regard, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.   Acknowledgement of Change in Control. The Company and the Employee both acknowledge that the proposed Vulcan Sale would terminate the EVRA, terminate the Initial Waiver and constitute a Change in Control as defined in Section 7(d) of the Agreement, and that without this Waiver Agreement, Employee would have the power under the Initial Waiver and Section 7(d) of the Agreement to terminate his employment (the “Termination Power”) and, having done so, would have the right to the lump sum payment contemplated by Section 8(d)(ii) of the Agreement (the “Payment Right”) and, upon such termination without Cause or for Good Reason, the Employee shall immediately vest in any and all unvested long-term incentive arrangements outstanding under the 1998 Long-Term Incentive Plan or the 2005 Long-Term Incentive Plan.

2.   Waiver. Subject to the terms and conditions contained herein, the Employee waives his Termination Power and Payment Right (the “Waiver”), in each case only with respect to (i) the Vulcan Sale and (ii) the termination of the EVRA.  The Waiver shall not apply to any future purchases or sales of membership interests in the Company or changes in affiliate status among Members.

3.   Allocation of Membership Interests. The Waiver is contingent upon and will be effective upon the execution by the Members, Vulcan Energy, Plains AAP, L.P. and the purchasers in the Vulcan Sale of the Transaction Agreement (as defined in the LLC Agreement).

4.   Termination of Waiver. The Waiver will terminate, and a Change in Control will be deemed to have occurred coincident with, (a) any termination of the EVRA coupled with a failure to consummate the transactions contemplated by the Transaction Agreement, (b) any occurrence that causes an allocation of Membership Interests in the Company that, as of the consummation of the Vulcan Sale, differs substantially from that contemplated by the Transaction Agreement, or (c) any event that would otherwise constitute a Change in Control. In addition, notwithstanding anything contained herein to the contrary, if the Employee is terminated for any reason other than for Cause within two years of the execution of this Waiver Agreement, the Waiver will be deemed to have terminated on the date immediately preceding such termination or notice of such termination, a Change in Control will be deemed to have occurred as of such date and the Employee will be paid the lump sum payment contemplated by Section 8(d)(ii) of the Agreement as if the Employee had terminated his employment for Good Reason following a Change in Control.  In addition, upon such termination without Cause or for Good Reason, the Employee shall immediately vest in any and all unvested long-term incentive arrangements outstanding under the 1998 Long-Term Incentive Plan or the 2005 Long-Term Incentive Plan.

5.   Limited Waiver. The Waiver is limited to the effects of the Vulcan Sale, and does not waive any other provisions of the Agreement nor the effects of any past, present or future transaction or event constituting a Change in Control (or any other Good Reason), including without limitation any other direct or indirect purchase or sale of any portion of the Membership Interest in the Company or changes in Affiliate status among Members.

6.   No other Changes to Agreement. Other than the Waiver as described herein, the Agreement remains in full force and effect.

7.   Notice. For the purpose of this Waiver Agreement, notices and all other communications provided for in this Waiver Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address will be effective only upon receipt.

If to the Company:

Plains All American GP LLC
333 Clay Street
Houston, Texas 77002
Attention: Secretary

If to the Employee:

Greg L. Armstrong
322 Tynebrook
Houston, TX 77024

8.   Miscellaneous. No provisions of this Waiver Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Waiver Agreement shall be governed by the laws of the State of Texas.

9.   Entire Agreement. This Waiver Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Waiver Agreement as of the date first above written.

PLAINS ALL AMERICAN GP LLC

By:	/s/ Tim Moore
Tim Moore
Title:	Vice President

GREG L. ARMSTRONG

/s/ Greg L. Armstrong
Employee